Exhibit 99.1

Advanced BioPhotonics's BioScanIR(R) System Featured on ''Good Morning America''

    BOHEMIA, N.Y.--(BUSINESS WIRE)--April 13, 2006--Advanced BioPhotonics Inc. (OTC BB: ABPH), a leading developer of medical-imaging applications was prominently featured on today's nationally-televised ABC-TV "Good Morning America" segment highlighting clinical trials in breast cancer therapy monitoring at the Taussig Cancer Center at Cleveland Clinic.
    The segment focused on an individual cancer patient's perspective on participating in a clinical trial involving a promising technology; Advanced BioPhotonics' BioScanIR(R) system, that may have an important role in the future treatment of cancer patients.
    This segment can be viewed on the ABC News Good Morning America website at: http://abcnews.go.com/GMA/OnCall/story?id=1838558&page=1

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc. (OTC BB: ABPH) headquartered in Bohemia, New York, is a innovative developer of medical imaging applications using advanced infrared technology. Advanced BioPhotonics provides imaging technology for clinicians and researchers for use in the detection and management of diseases affecting perfusion or reperfusion of tissue or organs.
    Advanced BioPhotonics's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244
             doconnor@advancedbp.com
             or
             Robert Ellis, 631-244-8244
             rellis@advancedbp.com
             or
             Investors:
             The Investor Relations Group
             Erika Moran or Tom Caden, 212-825-3210